Filed Pursuant to Rule 433
Registration Statement No. 333-271065
Issuer Free Writing Prospectus dated June 2, 2023
Relating to Preliminary Prospectus dated June 2, 2023

GUERRILLA RF®

Making Better Networks™

GUER
TRADED ON
OTCQX



Notice to Recipients

Forward-Looking Statements

Guerrilla RF, Inc. (the "Company") is offering shares of common stock in a public offering (the "Offering). This presentation highlights basic information about the Company and the Offering. This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as "may," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "will," "could," "project," "target," "potential," "continue" and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management's belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Forward-looking statements include, but are not limited to, statements about: our reliance on third parties, especially in our supply chain; our reliance on independent sales representatives and distributors; our ability to attract and retain key personnel; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to further penetrate our existing customer base; our estimates regarding future revenues, capital requirements, general and administrative expenses, sales and marketing expenses, research and development expenses, and our need for or ability to obtain additional financing to fund our operations; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including recent semiconductor shortages, which have affected the automotive industry, reducing overall vehicle production and thereby creating demand irregularities for our business; the impact of and our expectations regarding changes in current and future laws and regulations; our inability to remediate the material weaknesses identified in internal controls over financial reporting relating to certain control processes; the impact of the COVID-19 pandemic on our business, results of operations, and future growth prospects; and other risks and uncertainties, which are described in more detail in our most recent Annual Report on Form 10-K and in other reports and statements filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to revise or update any of these forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.



Notice to Recipients

Free Writing Prospectus

We have filed a registration statement on Form S-1/A (File No. 333-271065) with the SEC, including a preliminary prospectus dated June 2, 2023 (the "Preliminary Prospectus"), with respect to the offering of our securities to which this presentation relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the Offering and other documents we have filed with the SEC and incorporated by reference into the Preliminary Prospectus for more complete information about us and the Offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The Preliminary Prospectus is available at https://www.sec.gov/Archives/edgar/data/1832487/000143774923016496/0001437749-23-016496-index.htm. Alternatively, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by contacting Laidlaw & Company (UK), Ltd. at (212) 953-4917 syndicate@laidlawltd.com.

No Offer or Solicitation

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Where You Can Find More Information

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Prospective investors can read these SEC filings over the Internet on the SEC's website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Guerrilla RF, Inc. 2000 Pisgah Church Rd, Greensboro, NC 27455, (336) 510-7840.

Third-party Information

Certain of the information contained herein concerning economic trends and performance is based upon or derived from information provided by third parties and other industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable; however, we cannot guarantee the accuracy of such information and has not independently verified the assumptions on which projections of future trends and performance are based.

The trademarks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of the Company or its products.

Guerrilla Today


GUERRILLA

Wireless Semiconductor

- Founded 2013
- Public 2021
- Uplist planned Q2 2023

Fabless Model

- Inhouse R&D and Customer Support
- Outsourced manufacturing
- 70% Contribution Margin
- Lower capital expense

Diversified

- Hundreds of customers
- 120 products
- 150 million units shipped

Growing

- Core team of industry veterans
- Heavy focus on R&D
- Doubled staff over past 2 years
- GPM 59% expected to reach 65%

Based in Greensboro, NC

- 50,000 ft^2 facility for Engineering, Ops, Quality, Sales, Administration
- 11,000 ft^2 of dedicated Quality lab space

GUER TRADED ON OTCQX

GUERRILLA RF


EVERYTHING CONNECTED


LEGACY CONTINUED
GUER
TRADED ON
OTCQX

Historical/Future Goals

	FY17A	FY18A	FY19A	FY20A	FY21A	FY22A	Q1FY23
Revenue (M)	$0.7	$1.8	$7.0	$8.1	$10.5	$11.6	$3.2
Gross Profit	$0.5	$0.9	$4.6	$5.2	$6.1	$6.8	$1.8

Goals:

- Nasdaq uplisting target: Q2 2023
- Accelerate Revenue Growth
- Maintain Contribution Margin above 70% (73.1% in Q1FY23)
- Increase Average Selling Price (ASP)

Strategy:

- Grow dollar content at existing customers while adding new customer
- New Products accelerated through R&D investments
- End Goal → Build a Broad catalog of products and customers

Automotive



Infrastructure



Repeater



Multi-Market



GUER
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OTCQX

Key Markets
Automotive Connectivity

Automotive Highlights

- <u>Represents 35% of 2022 revenue</u>
- Key Applications:
  - Vehicle-to-Everything (V2X)
  - SiriusXM
  - GPS/SatNav for autonomous capabilities
  - Cellular compensators (signal boosters)
  - Other Infotainment (FM, DAB, BT, WiFi)
- Strong traction in EV <u>and</u> ICE vehicles

V2X Spotlight

- What is V2X?
  - Wireless telemetry standard wherein vehicles can "talk" with other vehicles and traffic infrastructure
  - Expected to become a key safety technology, especially for autonomous driving
- Has strong industry support
- Rollout beginning in the next few years
- High growth expected

Continental Daimler Ford GM molex Calearo Tesla BMW

Primary Applications within Automotive



SDARS Receiver Front End
GPS/GNSS Receiver Front End
V2X and GNSS Antenna | Cellular Antenna
SDARS Antenna
TCU Module
V2X Compensator + Antenna
V2X Module
Instrument Cluster
V2X Compensator + Antenna
Sirius XM Radio
Cell Phone Cradle
CAN / Ethernet
Cellular Compensator
V2X Compensator + Antenna
SDARS
GPS
CELLULAR
V2X

GUERRILLARF



Key Markets
Wireless Infrastructure

Highlights
- Represents 18% of 2022 revenue
- Growth driven by insatiable wireless data demand:
  - Video streaming content
  - Exploding number of IoT connections
  - Autonomous vehicle connectivity
- 5G Transition to mMIMO antennas:
  - 8x to 16x more content compared to 4G

ERICSSON NOKIA MAVENIR

New Technology Spotlight
5G Connectivity Via SATCOM

- Multiple companies are deploying satellite constellations to provide 5G connectivity to any point on Earth
  - Constellations will consist of thousands of satellites in Low Earth Orbit (LEO)
  - Each satellite requires tens of thousands of RF chips
- GRF uniquely positioned → potentially a large new market

Key Markets
Repeaters / Cellular Boosters

Highlights

- Represents 23% of 2022 revenue
- Key Use Cases:
  - In homes for improved cellular phone reception
  - In buildings/stairwells for first responder communications (lesson from 9/11)
- GRF dollar content very high (potentially >$20/booster)
- Deep relationships with all leading booster makers



CEL-FI SureCall WILSON ELECTRONICS

GUER TRADED ON OTCQX

GUERRILLA RF

Key Markets

Multi-Markets/Catalog

Highlights

- Represents 24% of 2022 revenue
- Consists of several smaller markets and applications:
  - Aviation and Maritime Navigation/Radar
  - Defense Comms
  - RFID
  - Wireless Audio (microphones)
  - Other Misc Wireless Applications
- Typically high margin business
- Enabled by our distribution channel

Proven Technology

Strong Customer Roster

- Shipping into Automotive since 2018
- Engaged with Leading Customers in all targeted markets

Gaining Traction

- GUER Product Revenue Growing
- Product Revenue Growth Y/Y
- Increasing ASP

Investing In Growth

- Expanding Engineering and Sales Team
- Continue Investment in R&D
- New GaN PA and Si SOI products (new technology families)

GUER TRADED ON OTCQX

GUERRILLA RF

Key Products

For All Targeted Industries

LNA (Low Noise Amplifier)

LNAs take weak and uncertain signal from the antenna and amplify it to a more useful level.



DSA (Digital Step Attenuator)

DSAs reduce the power of a signal without appreciably distorting its waveform.



PA (Power Amplifier)

PAs convert lower-power signal to a higher power one.



Other Products

The Company continuously works on new products based on customer feedback and requests.

Competitive Advantages

Underserved Markets

- Better Responsiveness
- Better speed to market

Performance

- Top performance
- Low cost-structure

Faster

- Outstanding Technical Support

Competitors

qorvo

NXP

ANALOG DEVICES

Leadership Team



Ryan Pratt
Founder & CEO, Chairman

25 years industry experience
Previously: RFMD(Qorvo), Skyworks



Kellie Chong
CBO

35 years of industry experience
Previously: Qorvo, RFMD, ABB, Addacon



John Berg
CFO

35 years of industry experience
Previously: RFMD(Qorvo), Sara Lee



Mark Mason
COO

25 years industry experience
Previously: RFMD(Qorvo), Triad Semiconductor

Board of Directors



Ryan Pratt

Founder & CEO/Chairman



Greg Thompson

Director of Regional Sales and Business Development at pSemi/Murata, previously VP of Sales at pSemi/Murata and RFMD/Qorvo



David Bell

Founder/CEO of Actev Robotics, previously President & CEO of Intersil and President at Linear Technology



Susan Barkal

Senior Vice President of YAGEO, previously SVP at Kemet Corporation



Bill Pratt

Co-Founder & previously CTO of RF Micro Devices (now Qorvo)



James E Dunn

Managing Director at Newport LLC, previously CEO at Piedmont Hematology-Oncology Associates and President at Coleman Resources



Gary Smith

President at AMB Investments LLC, previously CEO at North State Aviation, CFO Longwood Industries, Kinetics, ITG, and Cone Mills



Virginia Summerell

Previously Senior Vice President of Tanger Outlet Centers

GUER TRADED ON OTCQX

GUERRILLA RF

Recap Highlights

Strong Margins

- Contribution Margin 73.1%
- Gross Profit Margin 56.6%

Planned Milestones

- Nasdaq uplisting target Q2
- 37 New products scheduled to sample
- Accelerate growth

Product Development
Parts in design or sampling phase

Gain Block	5 Parts in design or sampling phase
LNAs	10 Parts in design or sampling phase
Linear PAs	13 Parts in design or sampling phase
Drivers	6 Parts in design or sampling phase
MCMs	2 Parts in design or sampling phase
PAs	5 Parts in design or sampling phase
Control Products	7 Parts in design or sampling phase

2022 Sampled Parts 2023

GUER TRADED ON OTCQX

GUERRILLARF



GUERRILLA RF

Making Better Networks™

www.guerrilla-rf.com / (336) 510-7840 / ir@guerrilla-rf.com

2000 Pisgah Church Road, Greensboro, NC 27455

CONTACT US

Sam Funchess

Vice President

sfunchess@guerrilla-rf.com